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                                                                 EXHIBIT (a)(7)



THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED FEBRUARY 23, 1998, AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

               ALL OUTSTANDING COMMON SHARES AND PREFERRED SHARES

                                       OF

                      MERIDIAN POINT REALTY TRUST VIII CO.

                                       AT

                          $8.50 NET PER COMMON SHARE

                                      AND

                        $10.00 NET PER PREFERRED SHARE

                                       BY

                            EASTGROUP-MERIDIAN, INC.

                          A WHOLLY-OWNED SUBSIDIARY OF

                           EASTGROUP PROPERTIES, INC.


          EastGroup-Meridian, Inc., a Missouri corporation (the "Purchaser"), and a wholly-owned subsidiary of EastGroup Properties, Inc., a Maryland corporation ("EastGroup"), is offering to purchase all outstanding common shares, par value $0.001 per share (the "Common Shares"), and all outstanding preferred shares, par value $0.001 per
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share (the "Preferred Shares") (collectively, the Common Shares and Preferred
Shares are referred to herein as "Shares"), of Meridian Point Realty Trust VIII Co., a Missouri corporation (the "Company"), at $8.50 per Common Share, net to the seller in cash, and $10.00 per Preferred Share, net to the seller in cash (collectively, the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 23, 1998, and in the related Letter of Transmittal (which together constitute the "Offer"). The Offer is fully financed through EastGroup's existing lines of credit and is not subject to any financing contingency.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS EXTENDED.

          The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares and Preferred Shares that when added to the Preferred Shares owned by the Purchaser on the date of the Merger Agreement (as defined below) will constitute two-thirds of the total number of shares of the capital stock of the Company entitled to vote on a merger under the Company's Certificate of Incorporation, as amended, and the Missouri General and Business Corporation Law (the "Minimum Condition").

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), among EastGroup, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held in the Company's treasury or by any wholly-owned subsidiary of the Company, or owned by EastGroup, the Purchaser or any other wholly-owned subsidiary of EastGroup or held by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Missouri law) will be converted into the right to receive the Offer Price, without interest.

          THE BOARD OF TRUSTEES OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to Harris Trust Company of New York (the "Depositary") of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting

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payment to tendering shareholders.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees; and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any delay in making payment for the Shares.

          The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 20, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time or from time to time, and regardless of whether or not any of the events set forth in Section 15 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

          Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, March 20, 1998 (or, if the Purchaser shall have extended the period of time during which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time on or after April 30, 1998. For a withdrawal to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown

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on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.
Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date.

          The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

          The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

          Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           Beacon Hill Partners, Inc.
                                90 Broad Street
                           New York, New York   10004
                           Toll Free: (800) 755-5001

                     Banks and Brokerage Firms please call:
                                (212) 843-8500

                     THE DEALER MANAGER FOR THE OFFER IS:

                           PAINEWEBBER INCORPORATED
                          1285 Avenue of the Americas
                              New York, New York


February 23, 1998

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